News Release

Exhibit 99.1

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Second Quarter 2020 Results

BATON ROUGE, Louisiana -- (August 4, 2020) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2020.

SECOND QUARTER 2020 SUMMARY

•	Revenues decreased 16.6% to $278.3 million versus $333.6 million a year ago.
•

Net income was $8.8 million in the second quarter compared to net income of $22.6 million a year ago.  The effective income tax rate was 26.9% in the second quarter of 2020 and 26.8% in the second quarter of 2019.

•	Adjusted EBITDA decreased 19.3% to $95.3 million in the second quarter compared to $118.0 million a year ago, yielding a margin of 34.2% of revenues compared to 35.4% a year ago.
•

Total equipment rental revenues for the second quarter of 2020 were $155.8 million, a decrease of $36.5 million, or 19.0%, compared to $192.3 million a year ago. Rental revenues for the second quarter of 2020 were $140.8 million, a decrease of approximately $33.1 million, or 19.0%, compared to $173.8 million in the second quarter of 2019.

•	New equipment sales decreased 18.0% to $43.9 million in the second quarter compared to $53.6 million a year ago.
•	Used equipment sales decreased 5.9% to $34.0 million in the second quarter compared to $36.1 million a year ago.
•	Gross margin was 33.1% compared to 37.4% a year ago. The decrease in gross margin was largely the result of lower rental gross margins.
•

Total equipment rental gross margins were 38.0% in the second quarter of 2020 compared to 44.7% a year ago.  Rental gross margins were 41.5% in the second quarter of 2020 compared to 49.1% last year.  The decrease was primarily due to lower time utilization and rates.

•

Average time utilization (based on original equipment cost) was 59.5% compared to 71.2% a year ago.  The size of the Company’s rental fleet based on original acquisition cost decreased 2.3% from a year ago, to $1.9 billion.

•

Average rental rates decreased 2.8% compared to a year ago and declined 2.8% sequentially based on ARA guidelines.  Beginning with the second quarter of 2020, rate changes will be reported in accordance with ARA guidelines.

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H&E Equipment Services Reports Second 2020 Results

August 4, 2020

•	Dollar utilization was 29.6% in the second quarter compared to 36.5% a year ago.
•	Average rental fleet age at June 30, 2020, was 39.1 months compared to an industry average age of 49.7 months.

Brad Barber, H&E Equipment Services, Inc.’s chief executive officer and president, said, “As a result of the COVID-19 outbreak and subsequent economic slowdown, the second quarter was a challenging period for our business.  Work continued in our end-user markets while some projects were paused, delayed or cancelled. As we expected, demand for rental equipment declined which pressured rates, physical utilization and ultimately rental revenue.  Utilization bottomed in April; subsequently, utilization improved and stabilized with increased levels of activity in our end-user markets.”

Barber added, “Total revenues declined 16.6%, or $55.3 million, from a year ago.  The decline was primarily attributable to a 19.0%, or $36.5 million, decline in total rental revenue.  Physical utilization declined more than 1,100 basis points and rates were 2.8%1 lower than a year ago.  New equipment sales of $43.9 million surpassed our expectations, but were down 18.0% compared to $53.6 million from a year ago.  Adjusted EBITDA declined 19.3%, or $22.7 million from a year ago, and margins decreased 120 basis points to 34.2%.”

Barber concluded, “Recently, there are some encouraging trends compared to the second quarter; however, we believe the headwinds related to COVID-19 will persist throughout the balance of this year.  There is still tremendous uncertainty regarding the cadence of the economic recovery, including the outlook for the non-residential construction markets.  We are working very hard to generate returns for our shareholders in the current environment and I am very pleased with how our team has responded to these significant marketplace challenges.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2020:

Revenue

Total revenues decreased 16.6% to $278.3 million in the second quarter of 2020 from $333.6 million in the second quarter of 2019.  Total equipment rental revenues decreased 19.0% to $155.8 million compared to $192.3 million in the second quarter of 2019. Rental revenues decreased 19.0% to $140.8 million compared with $173.8 million in the second quarter of 2019.  New equipment sales decreased 18.0% to $43.9 million compared to $53.6 million a year ago.  Used equipment sales decreased 5.9% to $34.0 million compared to $36.1 million a year ago.  Parts sales decreased 17.7% to $26.2 million compared to $31.9 million a year ago.  Service revenues decreased 6.4% to $15.7 million compared to $16.7 million a year ago.

Gross Profit

Gross profit decreased 26.2% to $92.1 million from $124.8 million in the second quarter of 2019.  Gross margin was 33.1% for the second quarter ended June 30, 2020, as compared to 37.4% for the second quarter ended June 30, 2019.  On a segment basis, gross margin on total equipment rentals was 38.0% in the second quarter of 2020 compared to 44.7% in the second quarter of 2019.  Rental margins were 41.5% in the second quarter of 2020 compared to 49.1% last year.  On average, rental rates were 2.8%1 lower than rates in the second quarter of 2019.  Time utilization (based on original equipment cost) was 59.5% in the second quarter of 2020 compared to 71.2% a year ago.

Gross margins on new equipment sales were 10.7% in the second quarter compared to 12.2% a year ago.  Gross margins on used equipment sales were 31.6% compared to 35.4% a year ago.  Gross margins on parts sales were 26.2% in the second quarter of 2020 compared to 26.9% a year ago.  Gross margins on service revenues were 67.0% for the second quarter of 2020 compared to 68.0% in the second quarter of 2019.

[1]	Based on ARA guidelines.

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H&E Equipment Services Reports Second 2020 Results

August 4, 2020

Rental Fleet

At the end of the second quarter of 2020, the original acquisition cost of the Company’s rental fleet was $1.9 billion, a 2.3%, or $43.8 million decrease from the end of the second quarter of 2019.  Dollar utilization for the second quarter of 2020 was 29.6% compared to 36.5% for the second quarter of 2019.

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2020 were $67.9 million compared with $77.8 million the prior year, a $9.9 million, or 12.8%, decrease.  SG&A expenses in the second quarter of 2020 as a percentage of total revenues were 24.4% compared to 23.3% a year ago.  Employee salaries, wages, payroll taxes and related employee benefit and other employee related expenses decreased $9.9 million.  Offsetting this decrease was a $2.0 million increase in liability insurance.  Expenses related to Greenfield branch expansions increased $1.0 million compared to a year ago.

Income from Operations

Income from operations for the second quarter of 2020 decreased 43.4% to $27.0 million, or 9.7% of revenues, compared to $47.7 million, or 14.3% of revenues, a year ago.

Interest Expense

Interest expense was $15.6 million for the second quarter of 2020 compared to $17.3 million a year ago.

Net Income

Net income was $8.8 million, or $0.24 per diluted share, in the second quarter of 2020 compared to net income of $22.6 million, or $0.63 per diluted share, in the second quarter of 2019.  The effective income tax rate was 26.9% in the second quarter of 2020 and 26.8% in the second quarter of 2019.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2020 decreased 19.3% to $95.3 million compared to $118.0 million in the second quarter of 2019.  Adjusted EBITDA as a percentage of revenues was 34.2% compared with 35.4% in the second quarter of 2019.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below.  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, August 4, 2020 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 877-270-2148 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on August 4, 2020, and will continue through August 11, 2020, by dialing 877-344-7529 and entering the confirmation code 10146660.

The live broadcast of H&E Equipment Services, Inc.’s quarterly conference call will be available online at www.he-equipment.com on August 4, 2020, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the

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H&E Equipment Services Reports Second 2020 Results

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“Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 96 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment, and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) material handling equipment.  By providing equipment rental, sales, on site parts, repair services, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal, and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of construction or infrastructure projects, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) trends in oil and natural gas could adversely affect the demand for our services and products; (5) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Second Quarter 2020 Results

August 4, 2020

H&E EQUIPMENT SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Revenues:
Equipment rentals	$155,794	$192,302	$330,313	$368,431
New equipment sales	43,947	53,596	74,820	112,699
Used equipment sales	34,013	36,128	65,231	65,762
Parts sales	26,220	31,871	55,989	62,299
Service revenues	15,657	16,725	32,479	32,293
Other	2,705	2,975	5,426	5,751
Total revenues	278,336	333,597	564,258	647,235

Cost of revenues:
Equipment rentals
Rental depreciation	59,156	61,434	119,142	118,582
Rental expense	23,264	27,019	48,833	51,787
Rental other	14,226	17,847	31,031	34,122
	96,646	106,300	199,006	204,491
New equipment sales	39,259	47,064	66,685	99,163
Used equipment sales	23,282	23,321	43,720	42,333
Parts sales	19,352	23,290	41,255	45,579
Service revenues	5,173	5,359	10,713	10,363
Other	2,554	3,482	5,326	6,825
Total cost of revenues	186,266	208,816	366,705	408,754

Gross Profit	92,070	124,781	197,553	238,481

Selling, general, and administrative expenses	67,861	77,840	147,485	156,487
Merger costs	118	148	158	267
Gain on sales of property and equipment, net	(2,894)	(880)	(7,158)	(1,621)
Impairment of goodwill	-	-	61,994	-

Income (Loss) from Operations	26,985	47,673	(4,926)	83,348

Interest expense	(15,572)	(17,267)	(31,602)	(34,122)
Other income, net	642	489	1,272	1,021
Income (loss) before provision (benefit) for income taxes	12,055	30,895	(35,256)	50,247

Provision (benefit) for income taxes	3,240	8,281	(7,103)	13,390

Net Income (Loss)	$8,815	$22,614	$(28,153)	$36,857

NET INCOME (LOSS) PER SHARE:
Basic – Net income (loss) per share	$0.24	$0.63	$(0.78)	$1.03
Basic – Weighted average number of common shares outstanding	36,031	35,826	35,998	35,807
Diluted – Net income (loss) per share	$0.24	$0.63	$(0.78)	$1.02
Diluted – Weighted average number of common shares outstanding	36,107	36,016	35,998	35,994
Dividends declared per common share	$0.275	$0.275	$0.55	$0.55

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H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2020	2019
Cash	$6,251	$14,247
Rental equipment, net	1,133,857	1,217,673
Total assets	1,779,243	1,974,610
Total debt (1)	1,017,991	1,167,429
Total liabilities	1,517,375	1,667,091
Stockholders’ equity	261,868	307,519
Total liabilities and stockholders’ equity	$1,779,243	$1,974,610

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and finance or capital lease obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Six Months Ended June 30,
	2020		2020
	As Reported	Adjustment	As Adjusted

Gross profit	$ 197,553	$ –	$ 197,553
Selling, general and administrative expenses	147,485	–	147,485
Impairment of goodwill	61,994	(61,994)	–
Gain on sale of property and equipment, net	(7,158)	–	(7,158)
Merger costs	158	–	158
Income (loss) from operations	(4,926)	61,994	57,068
Interest expense	(31,602)	–	(31,602)
Other income, net	1,272	–	1,272
Income (loss) before provision (benefit) for income taxes	(35,256)	61,994	26,738
Provision (benefit) for income taxes	(7,103)	12,929	5,826
Net income (loss)	$ (28,153)	$ 49,065	$ 20,912

	Six Months Ended June 30,
	2020		2020
	As Reported	Adjustment	As Adjusted

NET INCOME (LOSS) PER SHARE (1)
Basic – Net income (loss) per share	$ (0.78)	$ 1.36	$ 0.58
Basic – Weighted average number of common shares outstanding	35,998	35,998	35,998

Diluted – Net income (loss) per share	$ (0.78)	$ 1.36	$ 0.58
Diluted – Weighted average number of common shares outstanding	35,998	35,998	35,998

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Second Quarter 2020 Results

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H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net Income (loss)	$8,815	$22,614	$(28,153)	$36,857
Interest Expense	15,572	17,267	31,602	34,122
Provision (benefit) for income taxes	3,240	8,281	(7,103)	13,390
Depreciation	66,568	68,622	133,992	132,290
Amortization of intangibles	992	1,097	2,002	2,049

EBITDA	$95,187	$117,881	$132,340	$218,708

Merger costs	118	148	158	267
Impairment of goodwill	-	-	61,994	-

Adjusted EBITDA	$95,305	$118,029	$194,492	$218,975

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H&E Equipment Services Reports Second Quarter 2020 Results

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H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
RENTAL REVENUES
Equipment rentals (1)	$140,776	$173,837	$299,394	$333,497
Rentals other	15,018	18,465	30,919	34,934
Total equipment rentals	155,794	192,302	330,313	368,431

RENTAL COST OF SALES
Rental depreciation	59,156	61,434	119,142	118,582
Rental expense	23,264	27,019	48,833	51,787
Rental other	14,226	17,847	31,031	34,122
Total rental cost of sales	96,646	106,300	199,006	204,491

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	58,356	85,384	131,419	163,128
Rentals other	792	618	(112)	812
Total rental revenues gross profit	59,148	86,002	131,307	163,940

RENTAL REVENUES GROSS MARGIN
Equipment rentals	41.5%	49.1%	43.9%	48.9%
Rentals other	5.3%	3.3%	-0.4%	2.3%
Total rental revenues gross margin	38.0%	44.7%	39.8%	44.5%

(1)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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